Exhibit 10.19

AMENDMENT NO. 2 TO AMENDED AND RESTATED

EMPLOYMENT AGREEMENT

This AMENDMENT NO. 2 TO AMENDED AND RESTATED EMPLOYMENT AGREEMENT (this “Amendment”), dated as of April 27, 2018 and effective as of April 16, 2018 (the “Effective Date”), is entered into by and between LiveXLive Media, Inc., a Delaware corporation (the “Company”), and Jerome N. Gold (the “Executive”). The Company and the Executive shall collectively be referred to herein as the “Parties”. Capitalized terms used in this Amendment but not defined herein have the meanings ascribed to them in the Employment Agreement (as defined below).

WHEREAS, the Parties have previously entered into that certain Amended and Restated Employment Agreement, dated as of September 1, 2017, as amended by Amendment No. 1 to the Amended and Restated Employment Agreement, dated as of December 14, 2017 (collectively, the “Employment Agreement”);

WHEREAS, the Parties now desire to amend the Employment Agreement as set forth herein; and

WHEREAS, pursuant to Section 9.1 of the Employment Agreement, the Employment Agreement may be amended by the Parties pursuant to a written instrument duly executed by each of the Parties.

NOW, THEREFORE, in consideration of the representations, warranties, covenants, agreements and conditions contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, intending to be legally bound hereby, agree as follows:

Section 1.   Amendments to the Employment Agreement.

(a)   Section 3.1 of the Employment Agreement is hereby amended by inserting the bold, underlined text and deleting the stricken through text as follows:

“Title; Reporting. The Company will employ Executive as ~~Senior~~ Executive Vice President ~~and~~ Chief Strategy Officer (“EVP”) of the Company. Executive will report solely and directly (a) to Rob Ellin at any time that Rob Ellin is serving as the Chief Executive Officer or Chairman of the board of directors of the Company (the “Chairman” and the “Board,” respectively), or (b) to the Chief Executive Officer at any time that Rob Ellin is neither the Chief Executive Officer nor the Chairman.”

(b)   Section 5.1(a) of the Employment Agreement is hereby amended by inserting the bold, underlined text and deleting the stricken through text as follows:

“During the Employment Period, the Company shall pay to Executive a cash base salary at the following applicable rates: (i) during the period starting on the Effective Date and ending on the date immediately prior to the date on which the First Underwritten Public Offering (as hereinafter defined) is consummated: at the rate of not less than One Hundred Twenty Thousand Dollars ($120,000) per annum; ~~and~~ (ii) from and after t~~he date on which the First Underwritten Public Offering is consummated:~~ December 27, 2017 and until April 30, 2018, at the rate of not less than Three Hundred Thousand Dollars ($300,000) per annum; and (iii) from and after May 1, 2018, at the rate of not less than One Hundred Eighty Thousand Dollars ($180,000) per annum. During the Employment Period the Board (or the Compensation Committee) shall review Executive’s annual cash base salary not less frequently than on an annual basis and may increase (but not decrease, including as it may be increased from time to time) such base salary. Executive’s annual cash base salary, as it may be increased from time to time, is referred to herein as the “Base Salary.” The Company shall pay the Base Salary to Executive in accordance with the Company’s generally applicable payroll practices for senior executive officers, but not less frequently than in equal monthly installments.”

(c)   In addition to any other equity-based compensation or equity awards that the Company has granted to the Executive prior to the date hereof, the Company shall grant to the Executive, as soon as practicable following the date hereof, under the Company’s 2016 Equity Incentive Plan (the “Plan”) two hundred fifty thousand (250,000) restricted stock units (the “RSUs”). The RSUs grant will be evidenced by an Award Agreement that will specify such other terms and conditions as the Board (as defined below), in its sole discretion, will determine in accordance with the terms and conditions of the Plan, including all terms, conditions and restrictions related to the grant and the form of payout. 50% of the RSUs shall vest on June 30, 2019 (the “Initial Vesting Date”) and the remaining 50% of the RSUs shall vest on June 30, 2020 (the “Second Vesting Date” and together with the Initial Vesting Date, each a “Vesting Date”), subject to the Executive’s continued employment with the Company through the applicable Vesting Date; provided, that in the event of a “Change of Control” (as defined below) any unvested portion of the RSUs shall vest immediately prior to such event. Each vested RSU shall be settled by delivery to the Executive of one share of the Company’s common stock, $0.001 par value per share (the “Common Stock”), subject to the discretion of the Board of the form of payout pursuant to Section 9(d) of the Plan, on the first to occur of: (i) the date of a Change of Control, (ii) the date that is ten (10) business days following the expiration of the Lock-up Period (as defined below), (iii) the date of the Executive’s death, provided such event occurs after the expiration of the Lock-up Period, and (iv) the date of Executive’s Disability (as defined below), provided such event occurs after the expiration of the Lock-up Period (in any case, the “Settlement Date”). Notwithstanding the foregoing or anything herein to the contrary, if the Executive remains employed through the date of a Change of Control, all then-unvested RSUs shall vest in full immediately prior to such Change of Control. Upon the Settlement Date, the Executive shall be entitled, at his discretion and to the extent permitted by applicable law, to satisfy his tax obligations arising in connection with the settlement of his RSUs through the sale by the Executive in the open market of a number of shares of Common Stock underlying the RSUs up to the maximum applicable withholding rate. As permitted by law and subject to any required consents, on or before the Settlement Date, the Company shall use its commercially reasonable best efforts to file a Registration Statement on Form S-8 with the U.S. Securities and Exchange Commission to allow the Executive (and if permitted by the Company, other senior executives) to settle a number of RSUs sufficient to cover his employment tax obligation arising in connection with the settlement of his RSUs in the open market pursuant to such Form S-8.

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●         “Change of Control” shall have the meaning provided in the Plan, except that (i) for purposes of determining whether a Change of Control has occurred under the Employment Agreement and this Amendment, the acquisition of additional stock and/or convertible securities by Robert Ellin and/or his affiliates resulting in him and/or his affiliates beneficially owning from time to time more (or less) than 50% of the total voting power of the stock of the Company will not be considered a Change of Control, and (ii) for purposes of the RSUs (and any other amounts payable on a Change of Control that constitute “nonqualified deferred compensation” within the meaning of the 409A Rules), a Change of Control shall only be deemed to occur if such transaction also constitutes a “change of control event” within the meaning of the 409A Rules.

●         “Disability” shall have the meaning provided in Section 7.3 of the Employment Agreement, except that for purposes of the RSUs (and any other amounts payable on a Disability that constitute “nonqualified deferred compensation” within the meaning of the 409A Rules), a Disability shall only exist if the Executive is “disabled” within the meaning of the 409A Rules.

●         Lock-up Period” means the period ending June 30, 2019. During the Lock-up Period, the Executive agrees to abide by the terms set forth in Exhibit A hereto.

The Company may withhold from any amounts payable hereunder any applicable federal, state, and local taxes that the Company is required withhold pursuant to any applicable law.

(d)   As of the Effective Date, the Company’s board of directors (the “Board”) has elected the Executive as a member of the Board, to serve until the earlier of his resignation, death, removal from office, or the Executive is otherwise disqualified from serving as a member of the Board, all in accordance with the Company’s governing documents

(e)   Except for the amendments expressly set forth in this Section 1, the text of the Employment Agreement shall remain unchanged and in full force and effect.

Section 2.   Miscellaneous. The provisions of Sections 8.8 and 9 of the Employment Agreement are incorporated herein by reference.

[Signature page follows]

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IN WITNESS WHEREOF, the Parties have entered into and signed this Amendment as of the date and year first above written.

COMPANY:

LIVEXLIVE MEDIA, INC.

By:	/s/ Robert S. Ellin
Name:	Robert S. Ellin
Title:	CEO and Chairman

EXECUTIVE:

jerome n. gold

Jerome N. Gold
(signature)

EXHIBIT A

LOCK-UP RESTRICTIONS

During the Lock-up Period, the Executive will not, directly or indirectly: (i) offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant for the sale of, make any short sale, lend or otherwise dispose of or transfer any shares of Common Stock received as a result of the settlement of the RSUs (the “Securities”) or (ii) enter into any swap or any other agreement or any transaction that transfers, in whole or in part, directly or indirectly, any of the economic consequences of ownership of any Securities (with the actions described in clause (i) or (ii) above being hereinafter referred to as a “Disposition”); provided, however, that if the Company engages in an underwritten public offering of its equity or convertible securities prior to the end of the Lock-up Period, the managing underwriter may waive the balance of the Lock-up Period if requested by the Company in its sole and absolute discretion. The foregoing restrictions are expressly agreed to preclude the Executive from engaging in any hedging or other transaction which is designed to or which reasonably could be expected to lead to or result in a sale or disposition of any of the Securities of the Executive during the Lock-up Period, even if such Securities would be disposed of by someone other than the Executive. The Executive may sell some or all of the Securities with the Company’s prior written consent, so long as the purchaser complies with the provisions of the Amendment and this Exhibit A.

(iii)  In addition, during the Lock-up Period, the Executive will not, directly or indirectly, effect or agree to effect any short sale (as defined in Rule 200 under Regulation SHO of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), whether or not against the box, establish any “put equivalent position” (as defined in Rule 16a-1(h) under the Exchange Act) with respect to any shares of Common Stock, borrow or pre-borrow any shares of Common Stock, or grant any other right (including, without limitation, any put or call option) with respect to shares of Common Stock or with respect to any security that includes, is convertible into or exercisable for or derives any significant part of its value from shares of Common Stock or otherwise seek to hedge the Executive’s position in the Common Stock.

(iv)  Notwithstanding anything contained herein to the contrary, the Executive shall be permitted to engage in any Disposition (x) where such Disposition is in connection with estate planning purposes, including, without limitation to an inter-vivos trust and the transferee takes title to such shares subject to the restrictions on transfer set forth in this Agreement, (y) upon the written approval of the Company and the lead underwriter in any underwritten public offering of Company’s securities for gross proceeds to the Company of at least $50 million, or (z) where such Disposition is to an affiliate of such Executive (including entities wholly owned by such Executive or one or more trusts where such Executive is the grantor of such trust(s)), and with respect to each clause (w) through (z) above (inclusive), as long as such transferee agrees to the same lock-up terms and conditions as set forth in this Agreement.